EXHIBIT 15


                           Accountants' Acknowledgment


Linens 'n Things, Inc.
Clifton, New Jersey

Board of Directors:

Re:      Registration Statements Numbers 333-26819 and 333-26827 on Form S-8

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated October 15, 1997 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.




KPMG PEAT MARWICK LLP


New York, New York
November 12, 1997